Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-146214 and No. 333-220553) on Form S-8 of Sierra Bancorp of our report dated March 9, 2023, relating to the consolidated financial statements of Sierra Bancorp, appearing in this Annual Report on Form 10-K of Sierra Bancorp for the year ended December 31, 2024.

/s/ Eide Bailly LLP

Laguna Hills, California

March 18, 2025